Exhibit 99.3

The Princeton Review, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet and Statement of Operations

On July 24, 2008, The Princeton Review, Inc. (“Princeton Review”) acquired Princeton Review’s franchises in southern California, Utah, and New Mexico pursuant to the following agreements:

•

An Agreement and Plan of Reorganization (the “Merger Agreement”) by and among Princeton Review, TPR SoCal I, Inc. (“Sub I”) , a Delaware corporation and a wholly owned subsidiary of Princeton Review, TPR SoCal, LLC (“Sub II”), a Delaware limited liability company and a wholly-owned subsidiary of Princeton Review, The Princeton Review of Orange County, Inc. (“TRPOC”), and the sole stockholder of TRPOC, Paul Kanarek (“PK”).

•	A Franchise and Asset Sale Agreement by and among Princeton Review, Sub II, LeComp Co. Inc. (“LeComp”), a California corporation, and the sole stockholder of LeComp.

•	A Franchise and Asset Sale Agreement by and among Princeton Review, Sub II and PK.

Pursuant to the Merger Agreement, Sub I merged into TPROC and then TRPOC merged into Sub II, with Sub II continuing as a wholly owned subsidiary of Princeton Review. Sub II subsequently changed its name to the Princeton Review of Orange County, LLC. Princeton Review also purchased certain franchise rights and also assumed certain related liabilities from LeComp and PK.

The consideration paid for the above transactions, (collectively the “TPROC Acquisition”), was 719,149 shares of common stock of Princeton Review and approximately $26.7 million in cash. The common stock of Princeton Review was valued at $5.7 million based on the average trading price of the common stock during the period from two days before and through two days after the transaction was announced.

The financial statements of TPROC include the combined results of locations operated under franchise agreements between Princeton Review and PK, TPROC, and LeComp. The operations of the locations that are subject to the aforementioned franchise agreements are managed as one business. All of these operations are under the common control of PK. The sole shareholder of the TPROC is PK. The sole shareholder of LeComp, Lloyd Eric Costen (“LEC”), and PK have historically run the operations of all locations on a combined basis and have divided the profits and losses of the combined business. PK is the Managing Director of all the locations subject to the Princeton Review franchise agreements with LeComp, and LEC does not have the ability to replace PK as the Managing Director. Accordingly, the results of TPROC include the combined results of all locations that are operated under franchise agreements between Princeton Review and TPROC, PK, and LeComp.

On March 7, 2008, Princeton Review entered into an Agreement and Plan of Merger with Alta Colleges, Inc. (“Alta”). Under the terms of the agreement, Test Services, Inc. (“TSI”) became a wholly owned subsidiary of Princeton Review, and Alta received purchase consideration consisting of $4.6 million in cash and 4,225,000 shares of common stock of Princeton Review. The common stock of Princeton Review was valued at $35.4 million based on the average trading price of the common stock during the period from two days before and through two days after the transaction was announced.

The unaudited pro forma condensed combined statement of operations and balance sheet are together referred to as the “pro forma statements.”

The unaudited pro forma statements were prepared using the purchase method of accounting. Accordingly, the consideration paid by Princeton Review to complete the acquisitions of TPROC and TSI has been allocated preliminarily to the assets and liabilities acquired based upon their estimated fair values as of the date of the acquisitions. The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2008 assumes that the purchase of TSI and TPROC occurred on January 1, 2008. There are no adjustments to the pro forma balance sheet for the acquisitions of TSI or TPROC as they were completed prior to December 31, 2008. As a result, the December 31, 2008 balance sheet already reflects the impact of these acquisitions.

The pro forma statements are presented for illustrative purposes only and are not necessarily indicative of what Princeton Review’s actual results would have been had the acquisitions been completed on the dates indicated above.

Historically, separate financial statements have not been prepared for TSI. Accordingly, a Statement of Assets Acquired and Liabilities Assumed as of September 30, 2007 and a Statement of Revenue and Direct Expenses for the year ended September 30, 2007 have been prepared for the purpose of complying with Rule 3-05 of Regulation S-X of the Securities and Exchange Commission and were filed on Form 8-K/A on May 21, 2008. These statements have been prepared in lieu of the financial statements under Generally Accepted Accounting Principles in the United States of America (“GAAP”) as Princeton Review does not believe that such GAAP financial statements can be prepared without arduous efforts and undue costs. During the reporting period, TSI has not been required to produce stand-alone financial statements under Alta or to operate as a stand-alone entity. Alta has not historically pushed down corporate-level or interdivisional expenses to TSI and could not provide Princeton Review with any such allocation without undue cost and effort. The extent of overhead functions provided by Alta that would need to be allocated to GAAP-conformant financial statements, such as services provided by senior management, and the human resources, legal, and finance departments, would not represent useful information for investors in Princeton Review.

Certain reclassifications have been made to the TSI Statements Revenue over Direct Expenses and TPROC and Statement of Operations in the accompanying pro forma statements to conform to the presentation of Princeton Review’s financial statements.

On March 12, 2009, Princeton Review completed the sale of substantially all of the assets of its K-12 Services Division (the “Sale”) to CORE Education and Consulting Solutions, Inc. The following unaudited pro forma condensed consolidated financial statements give effect to the Sale. The unaudited pro forma condensed consolidated balance sheet filed with this report is presented for illustrative purposes only. The unaudited pro forma condensed consolidated balance sheet as of December 31, 2008 has been prepared to reflect the sale of our K-12 Services Division as if such sale had taken place on December 31, 2008, and is not necessarily indicative of the financial position of Princeton Review had the sale occurred on that date. For the year ended December 31, 2008, the K-12 Services Division’s results of operations were presented as discontinued operations in the Company’s Annual Report on Form 10-K, in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Therefore, the pro forma elimination of historical results of the K-12 Services Division is not necessary for the year ended December 31, 2008.

The unaudited pro forma financial statements, including notes thereto, should be read in conjunction with Princeton Review’s audited consolidated financial statements and the accompanying notes as of and for the year ended December 31, 2008, and Management’s Discussion and Analysis included in our Form 10-K for the year ended December 31, 2008. Princeton Review’s historical amounts represent Princeton Review’s consolidated balance sheet and statements of operations derived from our Annual Report on Form 10-K for the year ended December 31, 2008.

The Princeton Review, Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheets

(In thousands, except share data)

	Princeton Review December 31, 2008	Pro Forma Adjustments		Pro Forma Consolidated
ASSETS
Current Assets
Cash and cash equivalents	$8,853	$7,585	(a)	$16,438
Restricted cash and cash equivalents	615	—		615
Accounts receivable, net	17,367	—		17,367
Other receivables	2,689	—		2,689
Inventory	1,946	—		1,946
Prepaid expenses and other current assets	3,903	—		3,903
Assets held for sale	4,019	(4,019	) (b)	—

Total current assets	39,392	3,566		42,958

Furniture, fixtures, equipment, and software development, net	14,646			14,646
Goodwill	84,584			84,584
Other intangibles, net	28,703			28,703
Other assets	1,466			1,466
Assets held for sale	5,705	(5,705	) (b)	—

Total assets	$174,496	$(2,139)		$172,357

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,496	$—		$1,496
Accrued expenses	10,971			10,971
Current maturities of long-term debt	3,283			3,283
Deferred revenue	19,198			19,198
Liabilities held for sale	4,650	(4,650	) (b)	—

Total current liabilities	39,598	(4,650)		34,948

Deferred rent	1,712			1,712
Other liabilities	17,488			17,488
Long-term debt	710			710
Deferred tax liabilities	5,912			5,912
Series C Preferred Stock, $0.01 par value; 60,000 shares authorized; 60,000 issued and outstanding	62,646			62,646
Commitments and contingencies

Stockholders’ equity
Preferred Stock, $0.01 par value; 4,930,000 shares authorized, none issued and outstanding	—	—		—
Common stock, par value; 100,000,000 shares authorized; 33,729,462 issued and outstanding at December 31, 2008	337			337
Additional paid-in-capital	164,153			164,153
Accumulated deficit	(117,239)	2,511	(c)	(114,728)
Accumulated other comprehensive income	(821)	—		(821)

Total stockholder’s equity	46,430	2,511		48,941

Total liabilities and stockholders’ equity	$174,496	$(2,139)		$172,357

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

The Princeton Review, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

(In thousands, except per share data)

	Year Ended
	Princeton Review December 31, 2008	TSI December 31, 2008	TPROC December 31, 2008	Pro Forma Adjustments		Pro Forma Consolidated
Revenue
Test Preparation Services	$108,454	$2,955	$7,340	$(1,288	) (d)	$117,461
SES Services	30,320	—	—	—		30,320

Total revenue	138,774	2,955	7,340	(1,288)		147,781
Cost of revenue
Test Preparation Services	37,549	872	2,866	—		41,287
SES Services	13,598	—	—	—		13,598

Total cost of revenue	51,147	872	2,866	—		54,885

Gross Profit	87,627	2,083	4,474	(1,288)		92,896
Operating expenses
Selling, general and administrative	83,564	1,008	4,438	(939	) (e)	88,071
Restructuring	2,233	—	—	—		2,233

Total operating expenses	85,797	1,008	4,438	(939)		90,304

Income from operations	1,830	1,075	36	(349)		2,592
Interest expense	(1,005)	—	14	(935	) (f)	(1,926)
Interest income	373					373
Other income (expense), net	81	—	(15)	—		66

Income from continuing operations before taxes	1,279	1,075	35	(1,284)		1,105
Benefit (provision) for income taxes	(1,463)	—	—	(38	) (g)	(1,501)

Loss from continuing operations	(184)	1,075	35	(1,322)		(396)
Dividends and accretion on Preferred Stock	(4,695)	—	—	—		(4,695)

Loss attributed to common shareholders from continuing operations	$(4,879)	$1,075	$35	$(1,322)		$(5,091)

Basic and diluted loss per share from continuing operations	$(0.15)					$(0.15)

Weighted average shares used in computing loss per share from continuing operations
Basic	32,409			1,176	(h)	33,585

Diluted	32,409			1,176		33,585

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

The Princeton Review, Inc.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

(In thousands)

The unaudited pro forma condensed consolidated statements of operations and balance sheet reflect the effect of the following pro forma adjustments:

(a)	Represents gross proceeds of $9.5 million less estimated transaction costs of approximately $1.9 million. The gross proceeds exclude the amount of the working capital purchase price adjustment. As this amount would not be due for 180 days after the closing, the probability of collection cannot be assured. Subsequent to the sale of the K-12 Services Division, Princeton Review utilized the gross proceeds from the sale to reduce debt.

(b)	To remove the assets and liabilities of the K-12 Services Division as of December 31, 2008.

(c)	Represents the recognition of a gain which would have been realized upon the disposition of the K-12 Services Division had the transaction closed on December 31, 2008.

(d)	Elimination of franchise royalty income for Princeton Review and income for services provided to Princeton Review by TPROC.

(e)	Reflects elimination of historical franchise royalty expense and an adjustment to intangible amortization, which is based on the estimated fair value of acquired intangible assets.

Year Ended December 31, 2008
Amortization of TSI acquired franchise rights	$128
Amortization of TPROC acquired franchise rights	267
Elimination of TPROC historical intangible amortization	(46)
Elimination of TSI royalties and related franchise fees	(317)
Elimination of TPROC royalties and related franchise fees	(971)

Total adjustment to selling, general, and administrative expense	$(939)

Amortization of the franchise rights in the pro forma financials is based on an expected life of 17 years for TSI and 28 years for TPROC, which are the respective average remaining lives of the franchise rights acquired. The fair value of the franchise rights acquired from TPROC and TSI are $13.1 million and $13.3 million, respectively.

(f)	Adjustment to interest expense:

Year Ended December 31, 2008
Interest expense on debt assumed to finance TPROC acquisition under Credit Agreement	$955
Elimination of TPROC interest expense related to debt forgiven as purchase consideration	(20)

Total pro forma adjustment to interest expense	$935

The pro forma interest expense under the Credit Agreement was computed using the interest rate in effect as of the effective date of the TPROC acquisition. If the interest rate increased  1/8%, the pro forma interest expense would increase by $250,000.

(g)	The pro forma adjustment to the provision for income taxes is for the estimated state income tax expense for the incremental income before taxes from the sum of the historical TSI statement of operations and the pre-tax impact of all the pro forma adjustments. The tax adjustment was computed using an estimated state tax rate of 2.7%. An adjustment for state tax expense is not necessary for TPROC as Princeton Review has sufficient state net operating loss carry forwards to offset any resulting state tax liability in the jurisdictions in which TPROC operates. An adjustment for federal taxes is not necessary as Princeton Review has sufficient federal net operating loss carry forwards to offset any resulting federal tax liability for TPROC and TSI. The adjustment for estimated state income tax expense was computed as follows:

Year Ended December 31, 2008
Historical income before taxes for TSI	$2,010
Pre-tax impact of pro forma adjustments	(590)

Incremental income before taxes	1,420
Estimated effective state tax rate	2.7%

Estimated pro forma tax adjustment	$38

(h)	Issuance of additional shares of common stock of Princeton Review in connection with acquisitions:

Year Ended December 31, 2008
Shares issued in connection with TPROC acquisition	403
Shares issued in connection with TSI acquisition	773

Total adjustment to shares outstanding	1,176

The shares issued as a result of the TSI and TPROC acquisitions are included in the total shares outstanding in Princeton Review statement of operations for the year ended December 31, 2008 on a weighted average basis. The pro forma adjustment to shares outstanding for the year ended December 31, 2008 relating to the TSI and TPROC acquisitions represent the weighted average shares for the period from January 1, 2008 to the respective acquisition dates.